EXHIBIT 99





                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                   FORM 11-K


           ANNUAL REPORT PURSUANT TO SECTION 15(D) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


                  For the fiscal year ended: February 24, 1995


                        Commission File Number: 33-79014




                            Full title of the plan:

                  WSMP, INC. 1994 EMPLOYEE STOCK PURCHASE PLAN
    Name and address of issuer of the securities held pursuant to the plan:


                                   WSMP, INC.
                                  1 WSMP Drive
                                  P.O. Box 399
                             Claremont, N.C.  28610






                  WSMP, Inc. 1994 Employee Stock Purchase Plan
                         Index to Financial Information
                  For the Fiscal Year Ended February 24, 1995




                                                    Page No.
                                                    --------


Independent Auditor's Report                            2

Financial Statements:

  Statement of Financial Condition at
   February 24, 1995                                    3

  Statement of Income and Changes in
   Plan Equity for the Fiscal Year Ended
   February 24, 1995                                    4

Notes to Financial Statements                           5-6



     All financial statement schedules have been omitted because of the absence of conditions under which they are required or because the required information is included in the above-listed financial statements or the notes thereto.




INDEPENDENT AUDITORS' REPORT


WSMP, Inc. 1994 Employee Stock Purchase Plan
Claremont, North Carolina

   We have audited the accompanying statement of financial condition of WSMP, Inc. 1994 Employee Stock Purchase Plan as of February 24, 1995, and the related statement of income and changes in plan equity for the fiscal year then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, such financial statements present fairly, in all material respects, the financial position of the Plan at February 24, 1995, and the results of its operations for the fiscal year then ended in conformity with generally accepted accounting principles.



Deloitte & Touche LLP
Hickory, North Carolina
May 11, 1995








                  WSMP, Inc. 1994 Employee Stock Purchase Plan
                        Statement of Financial Condition
                               February 24, 1995



ASSETS:

  Investments in common stock of
    WSMP, Inc. (cost of $40,779) (note 3)        $    37,161

  Cash                                                 4,458

  Contributions receivable:
  Employer                                             1,941
  Employee                                             7,764
                                                 -----------


     Total Assets                                $    51,323
                                                 ===========

PLAN EQUITY                                      $    51,323
                                                 ===========



          See accompanying notes to financial statements.






                  WSMP, Inc. 1994 Employee Stock Purchase Plan
                 Statement of Income and Changes in Plan Equity
                  For the Fiscal Year Ended February 24, 1995
INCREASES:

Interest Income                                  $        61

Cash Contributions (note 4):
  Employer                                            10,976
  Employee                                            43,904
                                                 -----------



    Total Increases                                   54,941



DECREASE - Unrealized depreciation in
  market value of investments (note 3)
                                                       3,618
                                                 -----------

  Net increase                                        51,323


PLAN EQUITY:

  Beginning of Fiscal Year                                 0
                                                 -----------

  End of Fiscal Year                             $    51,323
                                                 ===========



          See accompanying notes to financial statements.


WSMP, INC. 1994 EMPLOYEE STOCK PURCHASE PLAN
Notes to Financial Statements
For the Fiscal Year Ended February 24, 1995


NOTE 1  GENERAL INFORMATION:

   WSMP, Inc. (''the Company'') established WSMP, Inc. 1994 Employee Stock Purchase Plan (the ''Plan'') on March 1, 1994. The Plan is not a ''qualified'' plan as such is defined pursuant to section 401 of the Internal Revenue Code, nor is the Plan subject to compliance with the Employee Retirement Income Security Act of 1974. The plan is administered by the Plan's trustee which is an independent third-party bank. The Plan trust is not subject to federal income tax since all tax burden is borne by the participants (See note 5).

   Employees, officers, and directors of the Company and its subsidiaries are eligible to participate in the Plan subject to certain minimal requirements.
All participants must be at least 21 years of age and must have been employed by the Company (or have been an officer or director) for at least 90 days.
Eligible individuals who wish to enroll in the Plan may do so January 1 or July 1 of each year. Participants contribute amounts of not less than $10.00 per week and not more than 10% of weekly salary, wages and bonuses through biweekly after-tax payroll deductions. Participants may elect to change the rate of contribution as of January 1 and July 1 of each year. The Company is required to contribute monthly to the Plan an amount equal to 25% of the participants' contributions. Participants are immediately vested in their after-tax contribution as well as the amount matched by the Company.

   Contributions are submitted to the trustee of the Plan who purchases common stock of the Company at the prevailing market price. The trustee delivers the stock to the participant subsequent to voluntary or involuntary withdrawal from the Plan along with cash for any fractional shares. Participants may voluntarily elect to withdraw from the Plan as of January 1 or July 1 each year and then or at any time thereafter, request the distribution of their account. Death or termination of a participant results in an involuntary withdrawal and an immediate distribution of the participant's account.

   The plan is responsible for all administrative costs. However, the Company may elect to pay these expenses on behalf of the plan. For the fiscal year ended February 24, 1995, all costs of administrating the plan were borne by the Company.

   At February 24, 1995, there were 204 active participants in the Plan.


NOTE 2  SUMMARY OF SIGNIFICANT ACCOUNT POLICIES:

   VALUATION OF INVESTMENTS - Investments in securities are valued at current market value (closing bid quotation).

   STOCK DIVIDEND - On February 22, 1995, WSMP, Inc. declared a five-for-four stock split effected in the form of a stock dividend which was distributed on April 11, 1995 to shareholders of record as of March 15, 1995. Since the ex-dividend date for this stock dividend was subsequent to the Plan's fiscal year end, the number of share of WSMP, Inc. common stock held by the Plan at February 24, 1995 has not been adjusted to reflect the stock split.

   PAYMENT OF DISTRIBUTIONS - Distributions are recorded when paid. At February 24, 1995, distributions payable to participants who had withdrawn from the Plan totaled $3,088.


NOTE 3  INVESTMENTS:

   All of the Plan's investments are in common stock of WSMP, Inc. At February 24, 1995, the Plan held 5,717 shares with a market value of $37,161. The cost of these shares totaled $40,779, resulting in the recognition of unrealized depreciation in the amount of $3,618. There were no sales or disbursements of WSMP, Inc., common stock during the fiscal year ended February 24, 1995.

NOTE 4  CONTRIBUTIONS:

   Contributions by WSMP, Inc. and subsidiary companies and employees for the period ended February 24, 1995 are as follows:


Participating Company                    Employer      Employee
- ---------------------                    --------      --------


WSMP, Inc.                            $    8,098    $   32,393
South Carolina WSMP, Inc.                    386         1,544
Sunshine WSMP, Inc.                          138           550
Georgia WSMP, Inc.                           376         1,503
Elloree Foods, Inc.                          171           685
Tennessee WSMP, Inc.                          60           240
Naples Foods, Inc.                            77           310
Matthews Prime Sirloin, Inc.                 154           615
Seven Stars                                  185           740
St. Augustine Foods, Inc.                    446         1,784
Spartanburg Foods, Inc.                      372         1,488
Greenville Foods, Inc.                        25           100
Georgia Buffet Restaurants, Inc.             488         1,952
                                      ----------    ----------


  Total                               $   10,976    $   43,904
                                      ==========    ==========


NOTE 5  INCOME TAX STATUS OF PARTICIPANTS:

  Employee contributions to the Plan are made from after-tax payroll earnings. In addition, the Participants are taxed currently on investment earnings of the Plan. The Participant's tax basis in any Company stock received in a distribution is equal to the value of the stock at the time at which it was purchased and credited to his account by the trustee. Upon subsequent sale of the stock, the participant will recognize income in the amount of the difference in the selling price and the tax basis.

  The foregoing is only a brief description of the federal income tax consequences of participation in the Plan. For a complete understanding of the tax consequences, a participant should consult their own tax advisor.